EXHIBIT 99.1

News Release

FOR ADDITIONAL INFORMATION CONTACT:

New Century Financial Corporation	Robert K. Cole, Chairman and CEO
18400 Von Karman, Suite 1000	(949) 224-5700
Irvine, CA 92612	Carrie Marrelli, VP, Investor Relations (949) 224-5745

New Century Financial Corporation Closes $2.0 Billion

Asset Backed Commercial Paper Note Transaction

Irvine, CA, September 9, 2003, New Century Financial Corporation (Nasdaq: NCEN) today announced that it has established, through a wholly-owned subsidiary, a new $2 billion asset-backed extendable short term note facility to fund loan production and to aggregate loans pending sale. The initial funding under the facility is subject to ordinary pre-funding conditions.

The notes to be issued in connection with the facility will be issued in private offerings and will not be and have not been registered under the Securities Act of 1933, as amended, and will not be offered or sold in the United States absent registration or exemption. This press release does not constitute an offer to sell or the solicitation of an offer to buy the notes.

About New Century

New Century Financial Corporation (Nasdaq: NCEN) is one of the nation’s largest specialty mortgage companies, providing first and second mortgage products to borrowers nationwide through its operating subsidiaries. New Century is committed to serving the communities in which it operates with fair and responsible lending practices. To find out more about New Century, visit www.ncen.com.

Safe Harbor Regarding Forward-Looking Statements

Certain statements contained in this press release may be considered to be forward-looking statements under federal securities laws, and we intend that such forward-looking statements be subject to the safe harbor created thereby. Such forward-looking statements include, but are not limited to, the expectation that the notes will be issued in connection with the facility. We caution that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements. Such factors include, but are not limited to, (i) the condition of the U.S. economy and financial system, (ii) the potential effect of new state or federal laws and regulations, (iii) the outcome of litigation or regulatory actions pending against New Century, (iv) New Century’s ability to meet the ordinary pre-funding conditions, and (v) the risks identified in our Annual Report on Form 10-K for the year ended December 31, 2002 and our other periodic filings with the Securities and Exchange Commission. We assume no obligation to update the forward-looking statements contained in this press release.